As filed with the Securities and Exchange Commission on May 13, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DATA STORAGE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	98-0530147 (I.R.S. Employer Identification Number)

Data Storage Corporation

48 South Service Road

Melville, NY 11747

(212) 564-4922

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Charles M. Piluso

Chief Executive Officer

Data Storage Corporation

48 South Service Road

Melville, NY 11747

(212) 564-4922

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Evan J. Costaldo, Esq. Costaldo Law Group P.C. 30 Wall Street, 8th Floor New York, NY 10005 (212) 709-8333	Leslie Marlow, Esq. Hank Gracin, Esq. Patrick J. Egan, Esq. Gracin & Marlow, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, NY 10074 (212) 907-6457	David E. Danovitch, Esq. Scott M. Miller, Esq. Angela Gomes, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10074 (212) 660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-253056)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price (1)(8)	Amount of Registration Fee
Units consisting of:
(i) Shares of Common Stock, par value $0.001 per share (2)	$920,000	$100.37
(ii) Warrants to purchase shares of Common Stock (2)(3)		—
Shares of Common Stock issuable upon exercise of the Warrants (4)(5)	$1,012,000	$110.41
Representative’s Warrants (6)	—	—
Shares of Common Stock issuable upon exercise of Representative’s Warrants (7)	$44,000	$4.81
Total	$1,976,000	$215.59

(1)	The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $24,700,000 on a registration statement on Form S-1, as amended (File No. 333-253056), which was declared effective by the Securities and Exchange Commission on May 13, 2021. In accordance with Rule 462(b) under the Securities Act of 1933, as amended (the Securities Act”), an additional amount of securities having a proposed maximum aggregate offering price of $1,976,000 is hereby registered, which includes shares of common stock and/or warrants that may be issued upon exercise of a 45-day option granted to the representative of the underwriters.

(2)	Includes shares of common stock and/or warrants included in the Units that may be issued upon exercise of a 45-day option granted to the representative of the underwriters to cover over-allotments, if any.

(3)	In accordance with Rule 457(i) under the Securities Act, because the shares of the Registrant’s common stock underlying the warrants included in the Units are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)	There will be issued warrants to purchase one share of common stock for every one share of common stock offered. The warrants are exercisable at a per share price of 110% of the per Unit public offering price.

(5)	Includes shares of common stock which may be issued upon exercise of additional warrants which may be issued upon exercise of 45-day option granted to the representative of the underwriters to cover over-allotments, if any.

(6)	No additional registration fee is payable pursuant to Rule 457(g) or Rule 457(i) under the Securities Act.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The representative’s warrants are exercisable for up to the number of shares of common stock equal to 5% of the aggregate number of shares included in the Units sold in this offering at a per share exercise price equal to 110% of the public offering price of the Units. The proposed maximum aggregate offering price of the representative’s warrants is $44,000, which is equal to the difference between 110% of $540,000 (5% of $10,800,000, which is the new maximum aggregate offering price of the shares being registered hereby without including the over-allotment option) and 110% of $500,000 (5% of $10,000,000 which was the previous maximum aggregate offering price of the securities registered hereby without including the over-allotment option).

(8)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement on Form S-1 is being filed by Data Storage Corporation, a Nevada corporation (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-253056) (the “Prior Registration Statement”), initially filed by the Registrant on February 12, 2021, as subsequently amended, and declared effective by the Securities and Exchange Commission on May 13, 2021. This Registration Statement covers the registration of additional securities with a proposed maximum offering price of $1,976,000, which consist of: (i) Units consisting of shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), and warrants (the “Warrants”) to purchase shares of Common Stock, (ii) shares of Common Stock issuable upon exercise of the Warrants, (iii) representative’s warrants (the “Representative’s Warrants”) and (iv) shares of Common Stock issuable upon exercise of the Representative’s Warrants. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Prior Registration Statement declared effective on May 13, 2021.

The required opinions of counsel and related consents and accountants’ consents are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

Exhibit Index

Exhibit No.	Description
5.1(a)*	Legal opinion of Parsons Behle & Latimer
5.1(b)*	Legal opinion of Costaldo Law Group P.C.
23.1*	Consent of Rosenberg Rich Baker Berman P.A., independent registered public accounting firm
23.2*	Consent of Parsons Behle & Latimer (included in Exhibit 5.1(a))
23.3*	Consent of Costaldo Law Group P.C. (included in Exhibit 5.1(b))
23.4*	Consent of Rosenberg Rich Baker Berman P.A., independent registered public accounting firm for Flagship Solutions, LLC
24.1**	Power of Attorney
99.1***	Flagship Audited Financials

* Filed herewith

** Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-253056), originally filed with the Securities and Exchange Commission on February 12, 2021 and incorporated by reference herein.

*** Previously filed as Exhibit 99.1 to Amendment No. 1 to the Registration Statement on Form S-1, as further amended (File No. 333-253056), filed with the Securities and Exchange Commission on April 26, 2021 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York, on May 13, 2021.

DATA STORAGE CORPORATION

/s/ Charles M. Piluso
Charles M. Piluso
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles M. Piluso	Chief Executive Officer, Chief Financial Officer and Director	May 13, 2021
Charles M. Piluso	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

*	Director	May 13, 2021
Harold Schwartz

*	Director	May 13, 2021
Thomas Kempster

*	Director	May 13, 2021
John Argen

*	Director	May 13, 2021
Joseph Hoffman

*	Director	May 13, 2021
Lawrence Maglione

*	Director	May 13, 2021
Matthew Grover

*	Director	May 13, 2021
Todd Correll

* By:	/s/ Charles M. Piluso
Charles M. Piluso
Attorney-in-fact